Exhibit 99.1

Delcath Issues $35 Million in Senior Convertible Notes to Support Melphalan/HDS Clinical Development and CHEMOSAT European Commercialization

Proceeds expected to fund operations through year-end 2017

NEW YORK (June 6, 2016) – Delcath Systems, Inc. (NASDAQ: DCTH), a specialty pharmaceutical and medical device company focused on oncology with an emphasis on the treatment of primary and metastatic liver cancers, announces it has entered into a securities purchase agreement with an institutional investor to issue $35.0 million of senior convertible notes (the Notes) and related common stock purchase warrants. The gross aggregate proceeds of $32.2 million will be used to fund the Company’s ongoing operations, commercial activities and clinical development programs, including its global Phase 3 trial with Melphalan/HDS in hepatic dominant ocular melanoma (the FOCUS Trial) and its global Phase 2 program with Melphalan/HDS in hepatocellular carcinoma (HCC) and intrahepatic cholangiocarcinoma (ICC).

Of the $32.2 million in aggregate proceeds, $3 million will be unrestricted and immediately and freely available for use by the Company and its subsidiaries. The remaining $29.2 million will be subject to a cash covenant restricting its use and requiring it to be held in certain control accounts of the Company. Subsequently, $3.0 million of the restricted cash shall become unrestricted cash on the 20th trading day after the later of the stockholder approval of the transaction in accordance with NASDAQ rules, or the six-month anniversary of the closing date (such 20th trading day, the Trigger Date). Thereafter, the remaining $26.2 million of restricted cash will become unrestricted in equal quarterly installments starting the 30th trading day after the Trigger Date, such that the balance will become unrestricted by December 29, 2017, subject to the fulfillment of certain equity conditions.

The Notes will be convertible, at the option of the holder, at 110% of the market price (the Conversion Price) into a fixed number of common shares. The market price will be determined on the closing date and will be based on the Volume Weighted Average Price (VWAP) of the three trading days immediately prior to the closing date. Commencing on the 20th trading day after the six month anniversary of the closing date, and for each 20 trading day period thereafter, the Notes will amortize in equal installments payable in common stock (at the installment conversion price with pre-delivery and a $0.05 floor), subject to the fulfilment of certain equity conditions, or, at the Company’s option, in cash.

The Company has the right to redeem the notes with restricted cash or any other cash of the Company, at its option, at any time after the earlier of March 31, 2017 or such time as at least $18 million of restricted cash shall have become unrestricted cash under the terms of the Notes.

Roth Capital Partners acted as sole placement agent for the offering.

“This committed financing provides us with the resources to advance our Clinical Development Plan through the end of 2017 while also supporting our commercialization programs in Europe,” said Jennifer K. Simpson, Ph.D., MSN, CRNP, President and Chief Executive Officer of Delcath. “We are positioned to achieve important clinical inflection points in our FOCUS trial and our global Phase 2 program in HCC and ICC, which we believe represent the fastest path to U.S. FDA approval and ultimately the generation of shareholder value. This financing will be valuable to our efforts to expand global access to our Melphalan/HDS for the benefit of patients suffering with primary and metastatic liver cancers.”

In addition to the Notes, the Company will issue common stock purchase warrants in a quantity equal to 85% of the number of shares of common stock the institutional investor would receive if the Notes were converted in full at the initial Conversion Price on the closing date (without regards to any limitations on conversion set forth therein). The warrants will be initially exercisable one year after their initial issuance date and expire five years thereafter. The warrants will include a one-time, downward-only reset of the warrant exercise price based on the market price on the maturity date, and for 75% of the warrants a corresponding adjustment of the number of warrant shares such that the aggregate exercise price of the warrants remains the same after the reset.

For additional information concerning the details of the financing, please refer to the Form 8-K to be filed by Delcath with the Securities and Exchange Commission.

The Notes, warrants and shares of common stock issuable upon conversion or exercise thereof have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold absent such registration or pursuant to an available exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology with a principal focus on the treatment of primary and metastatic liver cancers. Our proprietary Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure. In April 2012 we obtained authorization to affix a CE Mark to our second-generation system, which is currently marketed in Europe as a device under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT). In the U.S. the Melphalan/HDS system is considered a combination drug and device product, and is regulated as a drug by the U.S. Food and Drug Administration (FDA). Melphalan/HDS has not been approved for sale in the U.S. We have commenced our global Phase 3 FOCUS clinical trial for Patients with Hepatic Dominant Ocular Melanoma (OM) and a global Phase 2 clinical trial in Europe and the U.S. to investigate the Melphalan/HDS system for the treatment of primary liver cancer (HCC) and intrahepatic cholangiocarcinoma (ICC).

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the timing and results of the Company’s clinical trials including without limitation the OM, HCC ,and ICC clinical trial programs, timely enrollment and treatment of patients in the global Phase 3 FOCUS Clinical Trial for Patients with Hepatic Dominant Ocular Melanoma and the global Phase 2 HCC and ICC clinical trials, IRB or ethics committee clearance of the Phase 2 HCC/ICC and/or Phase 3 OM protocols from participating sites and the timing of site activation and subject enrollment in each trial, the impact, if any, of publication of the Phase 3 trial manuscript to support the Company’s efforts, the impact of the presentations at major medical conferences and future clinical results consistent with the data presented, approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure, the impact, if any of ZE reimbursement on potential CHEMOSAT product use and sales in Germany, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe, the Company’s ability to successfully commercialize the Melphalan HDS/CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver, our ability to obtain reimbursement for the CHEMOSAT system in various markets, the Company’s ability to satisfy the remaining requirements of the FDA’s Complete Response Letter and provide the same in a timely manner, approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects, our ability to maintain NASDAQ listing, and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Investor Contact:

Anne Marie Fields

LHA

212-838-3777

afields@lhai.com

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